Exhibit 23.3
CONSENT
          We hereby consent to the use of our name and the making of the statements with respect to us that are set forth under the captions “Description of Debt Securities—United States Taxation” and “Validity of the Securities” in the Prospectus included in this Registration Statement filed by the Republic of South Africa with the Securities and Exchange Commission of the United States.
          In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Linklaters LLP
Dated: December 18, 2009	Linklaters LLP